PLAN OF LIQUIDATION AND DISSOLUTION OF

RANCON REALTY FUND IV, A CALIFORNIA LIMITED PARTNERSHIP

This Plan of Liquidation and Dissolution (this “Plan”) dated as of April 10, 2014, of Rancon Realty Fund IV, a California Limited Partnership (the “Partnership”), is for the purpose of effecting the complete liquidation and dissolution of the Partnership in accordance with the laws of the State of California.

1. Intention of the General Partners. Daniel L. Stephenson and Rancon Financial Corporation, as the general partners of the Partnership (the “General Partners”), believe that the liquidation and dissolution (the “Liquidation”) of the Partnership at this time is in the best interest of the Partnership and its Limited Partners (the “Limited Partners”). Therefore, the General Partners have submitted this Plan to the Limited Partners for their consent to liquidate and dissolve the Partnership in accordance with Section 19 of the Second Amended and Restated Agreement and Certificate of Limited Partnership of the Partnership, dated as of October 5, 1985, and amended as of March 27, 2014 (the “Partnership Agreement”).

2. Effectiveness. This Plan shall be effective upon the approval hereof by the affirmative vote of Limited Partners who own more than 50% of the limited partnership units of the Partnership (the “Units”), as required by the Partnership Agreement (the “Effective Date”). Until such time as the Limited Partners approve this Plan, the General Partners shall not take and shall not cause the Partnership to take any of the actions, and shall not do or cause the Partnership to do, any of the things provided herein; provided, however, that the foregoing shall in no event limit the right of the General Partners to sell, on behalf of the Partnership, properties in transactions in a manner consistent with past practice.

3. Management and Disposition of Assets. On or after the Effective Date, the General Partners shall proceed to wind up the affairs of the Partnership and shall continue to have all the powers of the General Partners under the Partnership Agreement, including the power to (i) fulfill or discharge the Partnership’s contracts, (ii) collect the Partnership’s assets, (iii) sell, convey, assign, exchange, transfer or otherwise dispose of all or any part of the remaining assets of the Partnership to one or more persons at such price, and for such consideration, as the General Partners deem to be in the best interests of the Partnership, (iv) discharge or pay the Partnership’s liabilities and (v) do all other things appropriate to liquidate the Partnership’s business. The Partnership shall not sell or dispose of any of its assets to either of the General Partners or any of their affiliates.

4.  Provisions for Liabilities. All liabilities of the Partnership shall be paid for, settled or otherwise satisfied in the manner determined by the General Partners. There may be set aside, and retained in cash or other assets, a reserve fund or reserve funds in an amount or amounts determined by the General Partners to be necessary for the payment of estimated liabilities, taxes and expenses, including the expenses related to the effectuation of this Plan.

5. Liquidating Trust. In the event that: (a) in the opinion of the General Partners, it would not be feasible for the Partnership to pay, or adequately provide for, all liabilities of the Partnership (including costs and expenses incurred and anticipated to be incurred in connection with the effectuation of this Plan) at the time the final liquidating distribution is made pursuant to Section 6 hereof, or (b) the General Partners determine that it is not advisable to distribute at such time any other property held by or for the account of the Partnership because such property is not reasonably susceptible for distribution to General Partners and the Limited Partners (together, the “Partners”) or otherwise, the Partnership shall transfer and assign to a liquidating trust designated by the General Partners (the “Liquidating Trust”) sufficient cash and property to pay or adequately provide for all such debts and liabilities and such other property as the General Partners shall have determined is appropriate. The Liquidating Trust Agreement governing the Liquidating Trust shall be approved by the General Partners. The transfer and assignment of Partnership assets to the Liquidating Trust and the distribution to Partners of non-transferrable beneficial interests therein shall qualify as a distribution by the Partnership to the Partners pursuant to Section 19.2.3 of the Partnership Agreement. From and after the date of the Partnership’s transfer of cash and property to the Liquidating Trust, (i) the Partnership shall have no interest in and to such cash and property and (ii) all such cash and property shall thereafter be held by the Liquidating Trust solely for the benefit of and ultimate distribution to the Partners, subject to any unsatisfied debts, liabilities and expenses.

6. Distributions to Partners. The assets of the Partnership which, in the opinion of the General Partners, no longer need to be retained as a reserve fund to meet liabilities, shall, subject to Sections 4 and 5 hereof, be distributed to the Partners as set forth in Section 19.2.3 of the Partnership Agreement. All proceeds remaining in any Liquidating Trust or reserve after the satisfaction of all potential liabilities will be distributed among the Partners in the same proportions as if distributions were made from the Partnership under this Plan.

7.  Authorization of the General Partners.  The General Partners may hire employees and/or retain independent contractors in connection with the liquidation and winding up process, and are authorized to pay to employees or independent contractors reasonable compensation. The approval of this Plan shall constitute full and complete authority to the General Partners, without further Limited Partner action, to do and perform any and all acts and to make, execute and deliver any and all agreements, conveyances, assignments, transfers, certificates and other documents of any kind and character that the General Partners deem necessary, appropriate or advisable and in accordance with this Plan, the Partnership Agreement and the laws of the State of California: (i) to dissolve the Partnership in accordance with the laws of the State of California and cause its withdrawal from all jurisdictions in which it is authorized to do business; (ii) to sell, dispose, convey, transfer and deliver the assets of the Partnership; (iii) to satisfy or provide for the satisfaction of the Partnership’s obligations in accordance with the laws of the State of California and the Partnership Agreement; and (iv) to distribute all of the remaining funds of the Partnership and any unsold assets of the Partnership to the Partners as set forth in Section 6 above.

8.  Notices, Reports and Filings. In connection with the Liquidation and winding up of the Partnership, the General Partners shall:

(a)                Cause to be prepared and published a notice of dissolution in accordance with Section 15908.07 of the California Uniform Limited Partnership Act of 2008; and

(b)               Cause to be executed and timely filed: (i) with the California Secretary of State, a Certificate of Cancellation cancelling the Partnership’s Certificate of Limited Partnership; (ii) with the Internal Revenue Service, all returns, reports, documents, certificates and other information required under the Internal Revenue Code of 1986, as amended, or applicable Treasury Department rules or regulations; (iii) with the appropriate authorities in any other tax jurisdiction, all returns, reports, documents, certificates and other information required under the laws of such jurisdictions; and (iv) with the Securities and Exchange Commission, any reports required under the Exchange Act of 1934, as amended (the “Exchange Act”), including a Form 15 terminating the registration of the Partnership under the Exchange Act.

9. Other Acts. The General Partners shall take, or cause the Partnership to take, such other acts and deeds and shall do, or cause the Partnership to do, such other things, as are necessary or appropriate in connection with the dissolution, winding up and Liquidation of the Partnership, the termination of the responsibilities and liabilities of the Partnership under applicable law, and the termination of the existence of the Partnership.

10. Indemnification. The obligation of the Partnership to indemnify and reimburse the General Partners and their officers, directors, employees and subsidiaries pursuant to applicable law and/or Section 21 of the Partnership Agreement or otherwise shall survive the liquidation and dissolution of the Partnership and may be satisfied only out of the assets of any reserve fund or Liquidating Trust which has assumed the liability of the Partnership thereof, but not from distributions to Limited Partners.

11.  Modification and Abandonment. The General Partners may modify or amend this Plan if they determine that such action would be in the best interests of the Partnership and its Limited Partners. In the event that a modification or amendment appears necessary and will, in the judgment of the General Partners, materially and adversely affect the interests of the Limited Partners, such modification or amendment will be submitted to the Limited Partners for approval by Limited Partners holding more than 50% of the outstanding Units. The General Partners may abandon this Plan at any time if they determine that abandonment would be in the best interest of the Partnership and its Limited Partners.

IN WITNESS WHEREOF, the Partnership has made and executed this Plan as of the date first written above.

RANCON REALTY FUND IV,
A CALIFORNIA LIMITED PARTNERSHIP

By:	/s/ Daniel L. Stephenson
Daniel L. Stephenson, its General Partner

By:	Rancon Financial Corporation,
its General Partner

	By:	/s/ Daniel L. Stephenson
Daniel L. Stephenson, President